Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.	FOR IMMEDIATE RELEASE
William J. Carden, Chairman, President and CEO
713-706-6200
AMERICAN SPECTRUM REALTY, INC. COMPLETES
ACQUISITION TRANSACTION WITH EVERGREEN REALTY GROUP
Houston, TX, January 19, 2010 — American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that it has closed on the acquisition of the property management and asset management contracts held by Evergreen Realty Group, LLC and affiliates (“Evergreen”) and Evergreen’s interest in real estate assets, held in most cases as the manager or general partner of entities owning tenant in common interests, pursuant to the Purchase Agreement dated December 17, 2009, as previously announced in a press release dated December 22, 2009.
The Company successfully completed the acquisition by assuming $500,000 of Evergreen payables and issuing 1,600,000 operating partnership units (“OP Units”) in the American Spectrum Realty Operating Partnership, LP, the Company’s majority-owned subsidiary, and a $9,500,000 10 year non-recourse promissory note issued by American Spectrum Management Co. LLC, a Delaware limited liability company (“ASR Management”), which is wholly owned by The Company.
The purchase price is subject to adjustment after December 31, 2010, based on the revenues generated by the property management and asset management contracts. Evergreen shall have the option to exchange the OP Units into common stock of the Company 90 days after December 31, 2010, at the rate of one share of common stock for each four OP units, or if the Company so elects, to pay cash in lieu of issuing common stock. The OP Units were issued based on a common stock price of $20 per share, which is also subject to adjustment after December 31, 2010, based on the higher of the then-existing stock price of the Company’s shares or the Company’s net asset value per share.
A total of 74 property management and asset management contracts were acquired in the transaction which represents 80 separate assets. The interests in real estate acquired, held in each case as tenant in common interests, represent Evergreen’s interest in many of the properties associated with the contracts acquired.
The former Evergreen-managed properties, which consist of 5,051,240 square feet of office and industrial properties, 2,934 multi-family units, 12,098 self storage units consisting of 1,793,881 square feet (of which 3,623 self storage units consisting of 459,752 square feet are located in the Houston, Texas area), 3,206 student housing units consisting of 9,107 beds and nine assisting living facilities consisting of 776 beds, are all now under the management of ASR Management. This newly-managed ASR Management portfolio comprises properties located in 21 states — Alabama, Arizona, California, Florida, Georgia, Iowa, Idaho, Indiana, Kansas, Minnesota,

Missouri, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia and Washington.
William J. Carden, the Company’s President and CEO stated “The Company is extremely excited about this acquisition. I believe we are well-suited to successfully manage and lease these projects. The Company owns and manages 30 properties in addition to third party property management and leasing contracts for 9 properties comprised of office, industrial, retail and public storage. The Company’s real estate expertise encompasses the Midwest, East and West Coast regions where the majority of Evergreen properties are located. This acquisition gives the Company the ability to continue its expansion of its third-party management and leasing capabilities throughout the United States.”
American Spectrum Realty, Inc. is a real estate investment company that owns 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty, Inc. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets.